UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 17, 2025

Date of Report (Date of earliest event reported)

TERRA INNOVATUM GLOBAL N.V.
(Exact Name of Registrant as Specified in its Charter)

The Netherlands	001-42901	N/A
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Via Matteo Trenta 117, Lucca, Italy	55100
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +39 0583 55797

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value of €0.01 per share	NKLR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directorship Agreements

On December 17, 2025, the Renumeration Committee of the Board of Directors of Terra Innovatum Global N.V. (the “Registrant”) approved Directorship Agreements (the “Agreements”) to be entered into between the Registrant and each of Alessandro Petruzzi, Massimo Morichi and Cesare Frepoli (each a “Manager” and collectively, the “Managers”).

The Agreements set out certain terms by which the Managers are compensated as officers and executive directors of the Registrant. With the exception of the specific office being held and the compensation, the Agreements are identical.

Office; Fixed Compensation. Mr. Petruzzi serves as an executive director and chief executive officer for which he will receive fixed annual compensation for financial year 2025 of EUR 500,000 to be received pro rata for months of actual service. For financial year 2026, Mr. Petruzzi will receive fixed compensation of EUR 558,000 payable in 12 monthly payments. Mr. Morichi serves as an executive director and Chief Strategy Officer for which he will receive fixed annual compensation for financial year 2025 of EUR 400,000 to be received pro rata for months of actual service. For financial year 2026, Mr. Morichi will receive fixed compensation of EUR 450,000 payable in 12 monthly payments. Mr. Frepoli serves as an executive director and Chief Operating Officer for which he will receive fixed annual compensation for financial year 2025 of EUR 450,000 to be received pro rata for months of actual service. For financial year 2026, Mr. Frepoli will receive fixed compensation of EUR 5000,000 payable in 12 monthly payments.

Bonus. Each of Mr. Petruzzi, Mr. Morichi and Mr. Frepoli will be entitled to receive a bonus based upon the achievement of certain criteria to be set forth in a separate agreement.

Term. Each of the Agreements provides for a one-year term ending after the close of the annual general meeting of the Registrant to be held in 2026, subject to annual renewals year to year. Notwithstanding the foregoing, in the event of the termination of service of the Manager as set forth in the Agreement, the Agreement would also be terminated. The Agreements may also be terminated by mutual written consent of the Registrant and the Managers. The Registrant may also terminate the Agreements for just cause of removal and the Manager may terminate the Agreement for just cause of resignation as such terms are defined in the Agreements.

Change in Control. If the term of office is terminated by the Registrant without a just cause of removal or by a Manager for a just cause of resignation, each in connection with a change in control, the Manager would be entitled to a lump sum payment equal to 18 months of fixed compensation plus the target bonus, calculated as if 100% of the target objectives have been achieved, together with a pro-rated bonus accrued for the months of actual service performed during the year of termination, continued healthcare coverage for 18 months and certain outplacement benefits. Any awards under any equity plan that are subject to a vesting schedule will either continue to vest or the vesting schedule will be accelerated depending upon the terms of the underlying award agreements.

Intellectual Property. The Registrant will be the exclusive owner of any intellectual property originated solely by the Manager or jointly with others while serving in the office.

Non-Disparagement; Non-Solicitation. Each of the Agreements contains customary non disparagement provisions as well as non solicitation restrictions for a period of 12 months following termination.

The foregoing is only a brief summary of the terms of the Agreements and is qualified in its entirety by reference to the Agreements which are filed as Exhibits 10.1, 10.2 and 10.3 respectively and incorporated herein by reference.

Compensation at the Subsidiary Level

On December 22, 2025, the Renumeration Committee of the Registrant approved certain payments to be made to certain officers of Terra Innovatum s.r.l., the wholly-owned subsidiary of the Registrant. These payments were approved by the Registrant as the sole shareholder of the subsidiary. In recognition of the successful business combination and listing of the Registrant’s ordinary shares on Nasdaq, the following bonus payments were approved:

Name	Bonus Payment
Mr. Alessandro Petruzzi	EUR	130.374,00
Mr. Marco Cherubini	EUR	16.832,00
Mr. Cesare Frepoli	EUR	116.832,00
Mr. Massimo Morichi	EUR	105.144,00
Mr. Guillaume Moyen		$100,002.00
Morichi Atelier LLC (Giordano Morichi)		$131,400.00

In addition, it was also approved to pay certain additional payments as follows:

Name	Amount
Mr. Alessandro Petruzzi	€75,000
Mr. Marco Cherubini	€75,000
Mr. Cesare Frepoli	€75,000
Mr Alessandro Petruzzi	€75,000
Mr Marco Cherubini	€47,700
Mr Cesare Frepoli	€47,700

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of, or incorporated by reference into, this Report.

10.1	Form of Directorship Agreement between Terra Innovatum Global N.V. and Alessandro Petruzzi
10.2	Form of Directorship Agreement between Terra Innovatum Global N.V. and Massimo Morichi
10.3	Form of Directorship Agreement between Terra Innovatum Global N.V. and Cesare Frepoli
104*	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2025

TERRA INNOVATUM GLOBAL N.V.

	By:	/s/ Alessandro Petruzzi
	Name:	Alessandro Petruzzi
	Title:	Chief Executive Officer

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